Exhibit 10.25

TAX MATTERS AGREEMENT

DATED AS OF [●], 2026

BY AND AMONG

MADISON INDUSTRIES INTERNATIONAL HOLDINGS, LLC

AND

MADISON AIR SOLUTIONS CORPORATION

TABLE OF CONTENTS

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TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [●], 2026, by and among Madison Industries International Holdings, LLC, a Delaware limited liability company (“RemainCo”), and Madison Air Solutions Corporation, a Delaware corporation (“Air PubCo”). RemainCo and Air PubCo are collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.

RECITALS

WHEREAS, the Manager has determined that it would be appropriate and desirable to separate completely the Air Business (as defined below) from RemainCo;

WHEREAS, as of the date hereof, RemainCo is the common parent of an affiliated group of corporations, including (among other entities), Madison Industries US Holdings Corporation, a Delaware corporation (“MI US Holdings”), and Madison Industries IAQ Solutions Corporation, a Delaware corporation (“Controlled”), each of which has elected to file RemainCo Federal Consolidated Income Tax Returns;

WHEREAS, as of the date hereof, Madison Industries Holdings, LLC, a Delaware limited liability company (“Parent”), is the sole member of RemainCo and the majority shareholder of Air PubCo;

WHEREAS, the Parties intend for the Internal Distribution and External Distribution (together, the “Distributions”) to be undertaken;

WHEREAS, the Parties intend for the Internal Distribution and the External Distribution to qualify for the Tax-Free Status;

WHEREAS, the Parties intend for the Contribution to be undertaken;

WHEREAS, the Parties intend for the Contribution (along with any contemporaneous contributions of other property to Air PubCo) to be treated as a transaction described in Section 351(a) of the Code; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Distributions, and to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the Tax-Free Status of the Internal Distribution and External Distribution.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:

“Active Trade or Business” means, with respect to Air PubCo, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Air Business as conducted by Controlled immediately prior to the Distributions.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Tax Matters Agreement.

“Air Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time (as defined in the Separation Agreement) by Air PubCo or any other member of the Air PubCo Group.

“Air PubCo” has the meaning provided in the first sentence of this Agreement.

“Air PubCo Capital Stock” means all (a) classes or series of capital stock of Air PubCo, including (i) the Air PubCo Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Air PubCo for U.S. federal income tax purposes.

“Air PubCo Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Asset of any member of the Air PubCo Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Air PubCo Common Stock” means the Class A common stock and Class B common stock of Air PubCo.

“Air PubCo Entity” means an entity which will be a member of the Air PubCo Group immediately after the Contribution.

“Air PubCo Fixed Ratio” means 80%.

“Air PubCo Group” means (i) Air PubCo and its Subsidiaries, as determined immediately after the Contribution, as well as (ii) any entity which (A) was a Subsidiary of RemainCo or a Subsidiary of a member of the Air PubCo Group described in clause (i), (B) conducted solely or predominantly the Air Business, and (C) is no longer a Subsidiary of RemainCo as of the Contribution.

“Air PubCo Separate Return” means any Tax Return of or including any member of the Air PubCo Group (including any consolidated, combined or unitary return) that does not include any member of the RemainCo Group.

“Amended Tax Return” has the meaning set forth in Section 3.09(b) of this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Board Certificate” has the meaning set forth in Section 6.01(d) of this Agreement.

“Business Purpose Letter” means that certain letter attached as Exhibit [E] to the Tax Opinion.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the Separation Agreement.

“Controlled” has the meaning set forth in the Recitals.

“Controlled Active Trades or Businesses” means, with respect to the Internal Distribution or External Distribution, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by Controlled and the Controlled SAG of the trade(s) or business(es) relied upon to satisfy Section 355(b) of the Code with respect to the Internal Distribution and/or the External Distribution (as described in the Tax Materials), as conducted immediately prior to the Distributions.

“Controlled Company” means Controlled.

“Controlled SAG” means, with respect to the Controlled Company, the “separate affiliated group” of the Controlled Company, within the meaning of Section 355(b)(3)(B) of the Code.

“Controlling Party” has the meaning set forth in Section 9.02(d) of this Agreement.

“DGCL” means the Delaware General Corporation Law.

“Dispute” has the meaning set forth in Section 13.01 of this Agreement.

“Distributions” has the meaning set forth in the Recitals.

“Distribution Date” means the date of the Internal Distribution, External Distribution and Contribution.

“Distribution Taxes” means any Taxes attributable to the Internal Distribution or the External Distribution.

“External Distribution” has the meaning set forth in the Separation Agreement.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code other than any employment Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” has the meaning set forth in Section 6.04(d) of this Agreement.

“Final Determination” shall have the meaning given to the term “determination” by Section 1313 of the Code with respect to U.S. federal Tax matters and with respect to any state, local or non-U.S. Tax matters, means any final settlement with a relevant Tax Authority that does not provide a right to appeal or any final decision by a court with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired.

"Goldman Sachs Indemnification Letter" means that certain letter agreement between Goldman Sachs & Co. LLC and RemainCo, dated as of March [●], 2026, relating to Goldman Sachs & Co. LLC's provision of certain services in connection with the Separation Transactions, including the indemnification provisions set forth in Annex A thereto.

“Group” means the RemainCo Group and/or the Air PubCo Group, as the context requires.

“Indemnitee” has the meaning set forth in Section 4.02(b) of this Agreement.

“Indemnitor” has the meaning set forth in Section 4.02(b) of this Agreement.

“Internal Distribution” has the meaning set forth in the Separation Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of more than one of the RemainCo Group and the Air PubCo Group.

“Law” has the meaning set forth in the Separation Agreement.

“MI US Holdings” has the meaning set forth in the Recitals.

“Majority Party” has the meaning set forth in Section 3.06(a) of this Agreement.

“Minority Party” has the meaning set forth in Section 3.09(b) of this Agreement.

“Non-Controlling Party” has the meaning set forth in Section 9.02(d) of this Agreement.

“Notified Action” has the meaning set forth in Section 6.03(a) of this Agreement.

“Past Practices” has the meaning set forth in Section 3.04(b) of this Agreement.

“Payment Date” means (i) with respect to any RemainCo Federal Consolidated Income Tax Return, (A) the due date for any required installment of estimated taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, or (C) the date the return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning on the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Pre-Distribution Period Taxes” means any and all Taxes of the Parties and their Subsidiaries (as determined immediately prior to the Distributions) for any Tax Period ending on or before the Distribution Date.

“Pre-Distribution Tax Returns” has the meaning set forth in Section 3.01 of this Agreement.

“Preliminary Tax Advisor” has the meaning set forth in Section 13.03 of this Agreement.

“Preparing Party” means, with respect to any Tax Return, the Party having the right to prepare such Tax Return as determined under Section 3 of this Agreement.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means, with respect to Air PubCo, a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Air PubCo’s management or shareholders, is a hostile acquisition, or otherwise, as a result of which Air PubCo would merge or consolidate with any other Person or as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Air PubCo, one or more holders of outstanding shares of Air PubCo Capital Stock, a number of shares of such Air PubCo Capital Stock that would, when combined with any other changes in ownership of Air PubCo Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (i) the value of all outstanding shares of stock of Air PubCo, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Air PubCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series; provided, however, that the Parties acknowledge and agree that, for all purposes of this Agreement, as of the date hereof, the pertinent percentage for purposes of Section 355(e) of the Code with respect to Air PubCo is [●]%. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Air PubCo of a shareholder rights plan or (ii) issuances by Air PubCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355‑7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“RemainCo” has the meaning provided in the first sentence of this Agreement.

“RemainCo Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which RemainCo is the common parent.

“RemainCo Federal Consolidated Income Tax Return” means any United States Federal Income Tax Return for the RemainCo Affiliated Group.

“RemainCo Fixed Ratio” means 20%.

“RemainCo Group” means RemainCo and its Subsidiaries, excluding any entity that is a member of the Air PubCo Group, as determined immediately after the External Distribution.

“RemainCo Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time (as defined in the Separation Agreement) by RemainCo or any other member of the RemainCo Group.

“RemainCo Separate Return” means any Tax Return of or including any member of the RemainCo Group (including any consolidated, combined or unitary return) that does not include any member of the Air PubCo Group.

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials delivered or deliverable by RemainCo, its Affiliates or representatives thereof in connection with the rendering by Tax Advisors, and/or the issuance by the IRS or other Tax Authority, of the Tax Opinions/Rulings.

“Required Party” means the Party required under applicable Tax Law to pay to a Tax Authority the Taxes required to be paid with respect to a given Tax Return.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

“Reviewing Party” has the meaning set forth in Section 3.06(a) of this Agreement.

“Ruling” means any private letter ruling issued by the IRS to RemainCo in connection with the Separation Transactions.

“Ruling Request” means any filing by RemainCo with the IRS or other Tax Authority requesting a ruling regarding certain Tax consequences of the Separation Transactions (including all attachments, exhibits, and other materials submitted with such letter) and any amendment or supplement to such letter.

“Section 336(e) Election” has the meaning set forth in Section 6.04(e) of this Agreement.

“Section 6.01(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were twenty-five percent (25%) instead of forty percent (40%).

“Separate Return” means a RemainCo Separate Return and/or an Air PubCo Separate Return, as the context requires.

“Separation Agreement” means the Separation Agreement, as amended from time to time, by and among RemainCo, Parent and Air PubCo dated as of March [●], 2026.

“Separation Transactions” means those transactions undertaken by the Parties and their Affiliates pursuant to the Separation Agreement to separate ownership of the Air Business from ownership of the RemainCo Business.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Straddle Period Tax Return” has the meaning set forth in Section 3.02 of this Agreement.

“Straddle Period Taxes” means any and all Taxes of the Parties and their Subsidiaries (as determined immediately prior to the Distributions) for any Straddle Period.

“Subsidiary” shall mean with respect to any Person (a) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person, and (b) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a tax counsel or accountant, in each case of recognized national standing.

“Tax Assets” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, tax credit carryover, previously taxed income, excess charitable contribution, general business credit, research and development credit, earnings and profits, Tax basis, or any other losses, deductions, credits or Tax Items that could reduce a Tax liability or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in an otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the qualification of each of the Internal Distribution and the External Distribution, (i) as a distribution described in Sections 355(a), (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c), 355(d) and 355(e) of the Code and (iii) as a transaction in which Parent, RemainCo and MI US Holdings recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355(a) and (c), other than, in the case of RemainCo and MI US Holdings, intercompany items taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” means, with respect to any income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Materials” means (a) the Tax Opinions/Rulings, (b) Representation Letters and (c) the Business Purpose Letter.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and/or the rulings by the IRS or other Tax Authorities deliverable to RemainCo in connection with the Distributions or otherwise with respect to the Separation Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed with respect to or otherwise relating to Taxes.

“Tax-Related Losses” means (i) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by RemainCo, Air PubCo or any of their Affiliates in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Internal Distribution and/or the External Distribution to qualify for the Tax-Free Status or from the failure of a Separation Transaction to have the tax treatment described in the Tax Opinions/Rulings.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transfer Pricing Adjustment” means any proposed or actual allocation by a Tax Authority of any Tax Item between or among any member of the RemainCo Group and any member of the Air PubCo Group with respect to any Tax Period ending prior to or on the Distribution Date or the portion of any Straddle Period ending on the Distribution Date.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to RemainCo, on which RemainCo may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Internal Distribution and the External Distribution would have qualified for the Tax-Free Status or that such other Separation Transaction would have qualified for such wholly or partially tax-free or tax-deferred treatment, as applicable, if the transaction in question did not occur.

Section 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) RemainCo Liability. RemainCo shall be liable for, and shall indemnify and hold harmless the Air PubCo Group from and against any liability for, without duplication:

(i) Taxes which are allocated to RemainCo pursuant to Sections 2.02(a)(iv)-(vi); and

(ii) to the extent not also described in Sections 2.02(b)(iv)-(vi), Taxes which are allocated to RemainCo pursuant to Sections 2.02(a)(i)-(iii).

(b) Air PubCo Liability. Air PubCo shall be liable for, and shall indemnify and hold harmless the RemainCo Group from and against any liability for, without duplication:

(i) Taxes which are allocated to Air PubCo pursuant to Sections 2.02(b)(iv)-(vi); and

(ii) to the extent not also described in Sections 2.02(a)(iv)-(vi), Taxes which are allocated to Air PubCo pursuant to Sections 2.02(b)(i)-(iii).

Section 2.02 Allocation of Taxes. Except as set forth in Section 6.04, any and all Taxes shall be allocated as follows:

(a) RemainCo Tax Liability. RemainCo shall be allocated the following, without duplication:

(i) Pre-Distribution Period Taxes and Distribution Taxes that can reasonably be identified by RemainCo as relating to a specific member or specific members of the RemainCo Group;

(ii) the RemainCo Fixed Ratio of any and all Pre-Distribution Period Taxes other than Pre-Distribution Period Taxes described in Sections 2.02(a)(i) and (b)(i);

(iii) Straddle Period Taxes allocated to a Pre-Distribution Period that can reasonably be identified by RemainCo as relating to a specific member or specific members of the RemainCo Group;

(iv) the RemainCo Fixed Ratio of any and all Straddle Period Taxes allocated to a Pre-Distribution Period other than any such Straddle Period Taxes described in Sections 2.02(a)(ii) and (b)(ii);

(v) the RemainCo Fixed Ratio of any and all Distribution Taxes other than Distribution Taxes described in Section 2.02(a)(i) and any Tax-Related Losses for which RemainCo is responsible pursuant to Section 6.04;

(vi) Tax-Related Losses for which RemainCo is responsible pursuant to Section 6.04 of this Agreement; and

(vii) Taxes resulting from any breach by RemainCo of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement.

(b) Air PubCo Tax Liability. Air PubCo shall be allocated the following:

(i) Pre-Distribution Period Taxes and Distribution Taxes that can reasonably be identified by RemainCo as relating to a specific member or specific members of the Air PubCo Group;

(ii) the Air PubCo Fixed Ratio of any and all Pre-Distribution Period Taxes other than Pre-Distribution Period Taxes described in Sections 2.02(b)(i) and (a)(i);

(iii) Straddle Period Taxes allocated to a Pre-Distribution Period that can reasonably be identified by RemainCo as relating to a specific member or specific members of the Air PubCo Group;

(iv) the Air PubCo Fixed Ratio of any and all Straddle Period Taxes allocated to a Pre-Distribution Period other than any such Straddle Period Taxes described in Sections 2.02(b)(ii) and (a)(ii);

(v) the Air PubCo Fixed Ratio of any and all Distribution Taxes other than Distribution Taxes described in Section 2.02(b)(i) and any Tax-Related Losses for which Air PubCo is responsible pursuant to Section 6.04;

(vi) Tax-Related Losses for which Air PubCo is responsible pursuant to Section 6.04 of this Agreement; and

(vii) Taxes resulting from any breach by Air PubCo of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement.

Section 2.03 Straddle Period Allocation. For purposes of this Agreement, if the Distributions occur during a Straddle Period, Taxes for the entire Tax Period (including, for example, Subpart F income under Section 951 of the Code) shall be allocated, on the one hand, to the portion of the Tax Period ending on the end of the Distribution Date, and on the other hand, to the portion of the Tax Period beginning on the day after the Distribution Date, on a “closing of the books” method as of the end of the Distribution Date, assuming that the taxable year of the relevant entity, and its Subsidiaries, ended for all applicable Tax purposes as of the end of the Distribution

Date; provided that property Taxes and other similar periodic Taxes that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion and, for these purposes, a taxable year shall be deemed to consist of twelve (12) months and each such month shall be deemed to consist of thirty (30) days. For the avoidance of doubt, the “closing of the books” method shall deem any Tax Period beginning before but ending after an applicable date to end on the applicable date; provided further, that, to the extent the Distribution Date is not the last day of a month, then, solely for purposes of this Section 2.03, “Distribution Date” shall be the last day of the month nearest to the date of the Distributions. For purposes of allocating foreign tax credits between the portion of any Straddle Period ending on the Distribution Date, on one hand, and the portion of any Straddle Period beginning on the day after the Distribution Date, on the other hand, to the extent such foreign tax credits are actually allocated under applicable Law (including the Treasury Regulations under Section 1502 of the Code) to the period ending on the Distribution Date, such foreign tax credits shall be allocated to the Tax Period ending on the Distribution Date for purposes of the “closing of the books” method described herein. Subject to, and except as provided in the preceding sentence, foreign tax credits for any Straddle Period shall be allocated to the portion of such period in which the transaction giving rise to the related foreign taxes occurred.

Section 3. Preparation and Filing of Tax Returns.

Section 3.01 Pre-Distribution Tax Returns. Subject to Section 3.03, following the Distributions, the Party responsible (or whose Subsidiary is responsible) under applicable Law for filing any Tax Return required to be filed by the Parties or their Subsidiaries for any Tax Period ending on or prior to the Distribution Date (a “Pre-Distribution Tax Return”) shall prepare and file, or cause to be prepared and filed, such Pre-Distribution Tax Return.

Section 3.02 Straddle Period Tax Returns. Subject to Section 3.03, following the Distributions, the Party responsible (or whose Subsidiary is responsible) under applicable Law for filing any Tax Return required to be filed by the Parties or their Subsidiaries for any Straddle Period (a “Straddle Period Tax Return”) shall prepare and file, or cause to be prepared and filed, such Straddle Period Tax Return.

Section 3.03 Election by RemainCo to Prepare Tax Returns. In the case of any Pre-Distribution Tax Return or Straddle Period Tax Return for which RemainCo is not the Party responsible for preparing such Tax Return, as determined under Section 3.01 or Section 3.02, as applicable, RemainCo may elect (in its sole discretion) to prepare such Tax Return; provided that, for such election to be valid, RemainCo shall provide Air PubCo with written notice of such election prior to the later of (i) January 31, 2027 or (ii) December 31 of the calendar year in which the Tax Period to which such Tax Return relates ends (or, if the Tax Return is due prior to such date, RemainCo shall provide notice to Air PubCo within five (5) business days of the end of the Tax Period to which such Tax Returns relates). If RemainCo makes a valid election pursuant to the foregoing sentence, RemainCo will be the Preparing Party and Air PubCo will be the Reviewing Party, in each case, with respect to the applicable Tax Return for purposes of Section 3.06.

Section 3.04 Tax Reporting Practices.

(a) RemainCo General Rule. Except as provided in Section 3.04(c), RemainCo shall prepare any Tax Return with respect to which it is the Preparing Party under Section 3.01 or Section 3.02 in accordance with reasonable Tax accounting practices selected by RemainCo.

(b) Air PubCo General Rule. Except as provided in Section 3.04(c), Air PubCo shall prepare any Tax Return with respect to which it is the Preparing Party under Section 3.01 or Section 3.02, in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to such Tax Returns in question, and to the extent any items are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by Air PubCo.

(c) Reporting of Separation Transactions. The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Tax Opinions/Rulings, taking into account the jurisdiction in which such Tax Returns are filed. The Tax treatment, including purchase price allocations, where relevant, of any Separation Transaction reported on any Tax Return for which Air PubCo is the Preparing Party shall be consistent with that on any Tax Return filed or to be filed by RemainCo or any member of the RemainCo Group or caused or to be caused to be filed by RemainCo. At the request of Air PubCo, RemainCo shall reasonably cooperate in good faith to timely provide to Air PubCo such information, including anticipated filing positions, necessary to permit Air PubCo to comply with the preceding sentence.

Section 3.05 Consolidated or Combined Tax Returns. Air PubCo will elect and join, and will cause its respective Subsidiaries to elect and join, in filing any Joint Returns that RemainCo determines are required to be filed or that RemainCo elects to file.

Section 3.06 Right to Review Tax Returns.

(a) General. The Preparing Party with respect to any material Tax Return shall make the portion of such Tax Return and related workpapers which are relevant to the determination of the other Party’s rights or obligations under this Agreement available for review by such other Party at its request (the “Reviewing Party”), to the extent (i) such Tax Return relates to Taxes for which the Reviewing Party would reasonably be expected to be liable, (ii) such Tax Return relates to Taxes for which the Reviewing Party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the Reviewing Party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the Reviewing Party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Preparing Party shall (A) make such portion of such Tax Return available for review and comment as required under this paragraph at least twenty-one (21) days in advance of the initial due date (taking into account applicable extensions) for filing of such Tax Return and (B) consider any such comments that are timely received and which are reasonable before filing such Tax Return, taking into account the Person(s) responsible for payment of the Tax (if any) reported on such Tax Return and whether the position taken in the such comments is supportable by a “more likely than not” or higher of level of confidence, or is inconsistent with the requirements of Section 3.04. The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return. If any disagreement with respect to such Tax Return is not resolved following a good faith attempt by the Parties to resolve such disagreement, the position of the Party bearing the greatest liability for Taxes reflected on such Tax Return, determined pursuant to Section 2.02 (the “Majority Party”), shall prevail, except to the extent such position is not supportable by a “more likely than not” or higher level of confidence, or is inconsistent with the requirements of Section 3.04.

(b) Material Tax Returns. For purposes of Section 3.06(a), a Tax Return is “material” if it (i) could reasonably be expected to reflect (A) a Tax liability equal to or in excess of $900,000, (B) a credit or credits equal to or in excess of $900,000, (C) a loss or losses equal to or in excess of $3,000,000, in each case with respect to the Reviewing Party or (ii) with respect to a Pre-Distribution Tax Return or Straddle Period Tax Return, is not described in clause (i) and is reasonably requested for review by the Party that is not the Preparing Party.

Section 3.07 Air PubCo Carrybacks and Claims for Refund. Air PubCo hereby agrees that (i) unless RemainCo consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), no Adjustment Request with respect to any Tax Return for a Pre-Distribution Period or Straddle Period shall be filed, and (ii) Air PubCo shall make or not make any available elections to waive the right to claim in any Pre-Distribution Period or Straddle Period with respect to any Tax Return any Air PubCo Carryback arising in a Post-Distribution Period at the direction of RemainCo (in RemainCo’s sole discretion), and (iii) unless RemainCo consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), no affirmative election (which, for the avoidance of doubt, shall not include any election required by applicable Law) shall be made to claim any such Air PubCo Carryback. In the event that Air PubCo is required under applicable Tax Law to claim any Air PubCo Carryback with respect to a Pre-Distribution Period or Straddle Period, Air PubCo shall provide notice of such Air PubCo Carryback to RemainCo at least fifteen (15) business days prior to claiming such Air PubCo Carryback.

Section 3.08 Apportionment of Tax Assets. RemainCo may in good faith advise Air PubCo in writing of the amount, if any, of any Tax Assets, which RemainCo determines, in its sole and absolute discretion, shall be allocated or apportioned to the Air PubCo Group, under applicable Law or may provide Air PubCo relevant information for making such determination on an as-is basis; provided that this Section 3.08 shall not be construed as obligating RemainCo to undertake any such determination or provide any such information. For the avoidance of doubt, RemainCo makes no representation or warranty as to the accuracy or completeness of any such determination or information. Air PubCo and all members of the Air PubCo Group shall prepare all Tax Returns in accordance with any such determination. Air PubCo agrees that it shall not dispute RemainCo’s allocation or apportionment of Tax Assets. Air PubCo may request that RemainCo undertake a determination of the portion, if any, of any particular Tax Assets to be allocated or apportioned to the Air PubCo Group under applicable Law; provided that to the extent that RemainCo determines, in its sole and absolute discretion, not to undertake such determination, or does not otherwise advise Air PubCo of its intention to undertake such determination within twenty (20) business days of the receipt of such request, Air PubCo shall be permitted to undertake such determination at its own cost and expense and shall notify RemainCo of its determination, which determination shall not be binding upon RemainCo. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, RemainCo shall bear no liability to Air PubCo for any determinations made by RemainCo pursuant to this Section 3.08 if any such determination shall be found or asserted to be inaccurate.

Section 3.09 Amended Tax Returns.

(a) Except as otherwise required by applicable Tax Law or provided in this Section 3.09, none of the Parties nor any of their Subsidiaries shall file any amended Tax Return for any Pre-Distribution Period or Straddle Period.

(b) With respect to any Tax Return for a Pre-Distribution Period or Straddle Period, the Majority Party (determined prior to the amendment of such Tax Return) may file an amendment to such Tax Return (an “Amended Tax Return”); provided that to the extent the other Party has any liability for Taxes on such Amended Tax Returns (the “Minority Party”), the Majority Party must (i) provide notice of its intent to file such Amended Tax Return to the Minority Party at least ten (10) business days prior to the filing of any such Amended Tax Return, (ii) reasonably cooperate and consult with the Minority Party to consider the Tax implications of filing such Amended Tax Return and (iii) indemnify the Minority Party to the extent the filing of any such Amended Tax Return could reasonably be expected to increase (by an amount equal to or in excess of $900,000) the Minority Party’s (A) indemnification obligations under this Agreement or (B) liability for Taxes in any Post-Distribution Period; provided, further, that in no event shall the Majority Party be required to obtain the consent of the Minority Party prior to the filing of any Amended Tax Return pursuant to this Section 3.09(b). Notwithstanding the foregoing, the Parties shall discuss in good faith whether a particular Amended Tax Return may be required to be filed or may be in the mutual best interests of the Parties to be filed, and if the Parties so determine (by way of mutual agreement of each Party’s Vice President of Tax (or other similar corporate executive)), after discussing in good faith, then the Majority Party shall not be required to indemnify the Minority Party in the manner set forth in the preceding sentence. To the extent the Minority Party is the Party responsible under applicable Law for the filing of a relevant Amended Tax Return, the Minority Party shall cooperate and file any Amended Tax Return requested by the Majority Party consistent with this Section 3.09(b).

(c) The Minority Party may file an Amended Tax Return only with the prior written consent of the Majority Party (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Minority Party must first (i) provide written notice of its intent to file such Amended Tax Return to the Majority Party at least ten (10) business days prior to the filing of any such Amended Tax Return, (ii) reasonably cooperate and consult with the Majority Party to consider the Tax implications of filing such Amended Tax Return and (iii) indemnify the Majority Party to the extent the filing of any such Amended Tax Return could reasonably be expected to materially increase the Majority Party’s (A) indemnification obligations under this Agreement or (B) liability for Taxes in any Post-Distribution Period.

Section 4. Tax Payments.

Section 4.01 Payment of Taxes.

(a) Computation and Payment of Tax Due With Respect to Joint Returns. In the case of any Joint Return, at least fifteen (15) business days prior to any Payment Date for any such Tax Return, the Preparing Party shall compute the amount of Taxes required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return and, to the extent the other Party is liable for any amount of Taxes with respect to such Tax Return, as determined in accordance with the provisions of Section 2 (taking into account any payments previously made by each Party with respect to such Tax Return and the total Tax liability reflected on such Tax Return), the Preparing Party shall provide such other Party a written statement setting forth the Taxes for which such other Party is liable and the basis for its computation in reasonable detail. Absent manifest error in such computation, as soon as reasonably practicable upon receipt of such written statement (but in any event no later than the Payment Date), the Party that is not the Required Party shall pay to the Required Party the amount of such Taxes for which such first Party is liable pursuant to the preceding sentence. The Required Party shall pay to the applicable Tax Authority on or before such Payment Date the amount of Taxes required to be paid with respect to any Joint Return (and provide written notice and proof of payment to the other Party).

(b) Computation and Payment of Tax Due With Respect to Separate Returns. In the case of any Separate Return, at least fifteen (15) business days prior to any Payment Date for any such Tax Return, the Preparing Party shall compute the amount of Taxes required to be paid to the applicable Tax Authority (taking into account the requirements of Section 3.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return and, to the extent the other Party is liable for any amount of Taxes with respect to such Tax Return, as determined in accordance with the provisions of Section 2, the Preparing Party shall provide such other Party a written statement setting forth the Taxes for which such other Party is liable and the basis for its computation in reasonable detail. Absent manifest error in such computation, as soon as reasonably practicable upon receipt of such written statement (but in any event no later than the Payment Date) the Party that is not the Required Party shall pay to the Required Party the amount of such Taxes for which such first Party is liable pursuant to the preceding sentence. The Required Party shall pay to the applicable Tax Authority on or before such Payment Date the amount of Taxes required to be paid with respect to any Separate Return (and provide notice and proof of payment to the other Party).

(c) Adjustments. In the case of any adjustment or payment pursuant to either, (i) a Final Determination or (ii) the Controlling Party determining in good faith to pay amounts asserted by a Tax Authority in connection with a Tax Contest while continuing to appeal or otherwise contest such Tax Contest, in either case, with respect to any Tax Return described in Section 4.01(a) or Section 4.01(b), the Required Party shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to a Final Determination or good faith determination to pay. In a manner consistent with the principles set forth in Section

4.01(a) and Section 4.01(b), the Preparing Party shall compute the amount attributable to the other Party in accordance with Section 2 and provide such other Party a written statement setting forth the Taxes for which such other Party is liable and the basis for its computation in reasonable detail, and the Party that is not the Required Party shall pay to the Required Party the amount allocable to such first Party as soon as reasonably practicable upon receipt of such written statement (but in any event no later than the Payment Date).

Section 4.02 Indemnification Payments.

(a) If a Party is required to make a payment to the other Party pursuant to this Agreement (other than pursuant to Section 4.01(a), Section 4.01(b), Section 6.03 or Section 6.04(d)), the Party required to make such payment under this Agreement shall pay the amount for which it is responsible (a “TMA Liability”) to the other Party at the time or times provided in the next two sentences. No later than forty-five (45) days following the close of the applicable calendar year, any TMA Liabilities which arose during the previous calendar year and are owed and not yet paid, to Air PubCo by RemainCo shall be netted with any such TMA Liabilities owed and not yet paid to RemainCo by Air PubCo, and if either Party has a net TMA Liability remaining after such netting (a “Net TMA Liability”), the Party owing such Net TMA Liability shall pay such Net TMA Liability to the other Party. Notwithstanding the foregoing, if at any point during a calendar year, the Net TMA Liability, calculated at such time, owed to any Party exceeds one million dollars ($1,000,000.00), the Party owing such Net TMA Liability shall pay such amount to the other Party within forty-five (45) business days of receipt of a written demand for payment from the other Party. For the avoidance of doubt, the provisions of this Section 4.02(a) shall not apply to the Parties’ obligations pursuant to Section 4.01(a), Section 4.01(b), Section 6.03 and Section 6.04(d), and no amount owing pursuant to such provisions shall be included in any TMA Liability or Net TMA Liability.

(b) All payments between the two Parties under this Agreement shall be made by the Party having the obligation to make such payment (the “Indemnitor”) directly to the Party entitled to receive such payment (the “Indemnitee”); provided, however, that if the Indemnitor and the Indemnitee mutually agree with respect to any such payment, any member of the Indemnitor’s Group, on the one hand, may make such payment to any member of the Indemnitee’s Group, on the other hand, and vice versa. All payments between the two Parties shall be treated in the manner described in Section 12, unless otherwise agreed by the Parties.

Section 5. Tax Refunds and Transfer Pricing Adjustments.

Section 5.01 Tax Refunds. RemainCo shall be entitled to any refund (including any application of such refund to reduce liability for Taxes by means of a credit, offset or otherwise) of Taxes (and any interest thereon received from the applicable Tax Authority) for which RemainCo is liable hereunder and Air PubCo shall be entitled (subject to the limitations provided in Section 3.07) to any refund (including any application of such refund to reduce liability for Taxes by means of a credit, offset or otherwise) of Taxes (and any interest thereon received from the applicable Tax Authority) for which Air PubCo is liable hereunder. A Party receiving a refund (including by application of a refund to reduce liability for Taxes by means of a credit, offset or otherwise) to which the other Party is entitled hereunder shall pay over such refund to such other Party in accordance with the provisions of Section 4.02(a).

Section 5.02 Transfer Pricing.

(a) If pursuant to a Final Determination any Transfer Pricing Adjustment is made which results in (i) a Tax for which RemainCo is liable hereunder and (ii) a Tax Benefit allowable to a member of the Air PubCo Group, Air PubCo shall make payment to RemainCo, in accordance with Section 4.02(a), if such Tax Benefit results in cash Tax savings or a refund (including any application of such refund to reduce liability for Taxes by means of a credit, offset or otherwise), calculated on a “with and without” basis (taking into account any Taxes imposed on any member of the Air PubCo Group in connection with the realization of such Tax Benefit and the repatriation of the corresponding cash to Air PubCo), in an amount equal to the portion of such cash Tax savings or such refund which arises from or is attributable to the portion of such Tax for which RemainCo is liable pursuant to this Agreement.

(b) If pursuant to a Final Determination any Transfer Pricing Adjustment is made which results in (i) a Tax for which Air PubCo is liable hereunder and (ii) a Tax Benefit allowable to a member of the RemainCo Group, RemainCo shall make payment to Air PubCo, in accordance with Section 4.02(a), if such Tax Benefit results in cash Tax savings or a refund (including any application of such refund to reduce liability for Taxes by means of a credit, offset or otherwise), calculated on a “with and without” basis (taking into account any Taxes imposed on any member of the RemainCo Group in connection with the realization of such Tax Benefit and the repatriation of the corresponding cash to RemainCo), in an amount equal to the portion of such cash Tax savings or such refund which arises from or is attributable to the portion of such Tax for which Air PubCo is liable pursuant to this Agreement (net of any applicable withholding Taxes imposed with respect to any such payment made pursuant to this Section 5.02).

Section 6. Tax-Free Status.

Section 6.01 Restrictions on Air PubCo.

(a) Air PubCo agrees that it will not take or fail to take, or permit any of its Subsidiaries, as the case may be, to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Air PubCo agrees that it will not take or fail to take, or permit any of its Subsidiaries, as the case may be, to take or fail to take, any action which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status of the Distributions.

(b) Air PubCo agrees that, from the date hereof until the first business day after the two-year anniversary of the Distribution Date, it will (and will cause Controlled and each Controlled SAG to) (i) maintain the active conduct of (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) the Controlled Active Trade or Businesses for purposes of Section 355(b)(2) of the Code, (ii) not engage in any transaction that would result in Controlled ceasing to be a company engaged in the active conduct of the Controlled Active Trade or Business for purposes of Section 355(b)(2) of the Code, (iii) cause each of its Subsidiaries whose Active Trade or Business is relied upon in the Tax Opinions/Rulings for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code or other Tax Law to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other applicable Tax Law, (iv) not engage in any transaction or permit any of its Subsidiaries to engage in any transaction that would result in any of its Subsidiaries described in clause (iii) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) or such other applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of clauses (i) through (iv) hereof, and (v) not dispose of or permit any of its Subsidiaries to dispose of, directly or indirectly, any interest in any of its Subsidiaries described in clause (iii) hereof or permit any such Subsidiary to make or revoke any election under Treasury Regulation Section 301.7701-3.

(c) Air PubCo agrees that, from the date hereof until the first business day after the two-year anniversary of the Distribution Date, it will not and will not permit Controlled or any other Subsidiary described in clause (iii) of Section 6.01(b) to (i) enter into any Proposed Acquisition Transaction or, to the extent Air PubCo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Air PubCo’s charter or bylaws, (D) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions, sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Air PubCo pursuant to the Contribution or sell or transfer twenty-five percent (25%) or more of the gross assets of any Active Trade or Business or twenty-five percent (25%) or more of the consolidated gross assets of Air PubCo and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through an Affiliate of Air PubCo) any of Air PubCo stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Air PubCo Capital Stock (including, without limitation, through the conversion of one class of Air PubCo Capital Stock into another class of Air PubCo Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this Section 6.01(c)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a forty-five percent (45%) or greater interest in Air PubCo or Controlled or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (1) Air PubCo shall have requested that RemainCo obtain a Ruling in accordance with Sections 6.03(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and RemainCo shall have received such a Ruling in form and substance satisfactory to RemainCo in its sole and absolute discretion, or (2) if requested in writing by RemainCo, Air PubCo shall provide RemainCo with an Unqualified Tax Opinion in form and substance satisfactory to RemainCo in its sole and absolute discretion (and in determining whether an opinion is satisfactory, RemainCo may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and RemainCo may determine that no opinion would be acceptable to RemainCo) or (3) RemainCo shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion. RemainCo shall not be required to take any action related to obtaining a Ruling unless and until Air PubCo has provided to RemainCo an opinion reasonably acceptable to RemainCo from a nationally recognized Tax Advisor to the effect that the outcome of the ruling process should be favorable. Notwithstanding anything to the contrary in this Agreement or the Separation Agreement, Air PubCo agrees that, from the date hereof until after the two-year anniversary of the Distribution Date, it will not and will not permit any of its Subsidiaries to sell, transfer, or issue any stock of Controlled, such that Air PubCo continues to own one hundred percent (100%) of the issued and outstanding shares of Controlled from the date hereof until at least the first business day after the two-year anniversary of the Distribution Date.

(d) Certain Issuances of Air PubCo Capital Stock. If Air PubCo proposes to enter into any Section 6.01(d) Acquisition Transaction or, to the extent Air PubCo has the right to prohibit any Section 6.01(d) Acquisition Transaction, proposes to permit any Section 6.01(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first business day after the two-year anniversary of the Distribution Date, Air PubCo shall provide RemainCo, no later than ten (10) business days following the signing of any written agreement with respect to such Section 6.01(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Air PubCo Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Air PubCo to the effect that the Section 6.01(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 6.01(c) apply (a “Board Certificate”).

Section 6.02 Restrictions on RemainCo. RemainCo agrees that it will not take or fail to take, or permit any RemainCo Affiliate, as the case may be, to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings or (ii) which adversely affects or could reasonably be expected to adversely affect (A) the Tax-Free Status of the Internal Distribution or the External Distribution, or (B) the qualification of any Separation Transaction under U.S. federal, state, local or non-U.S. Tax Law as tax free (including, but not limited to, those transactions described in any of the Tax Opinions/Rulings received with respect to such Separation Transaction) from so qualifying. For the avoidance of doubt, Air PubCo’s sole recourse for violations of this Section 6.02 shall be as set forth in Section 6.04(b).

Section 6.03 Procedures Regarding Opinions and Rulings.

(a) If Air PubCo notifies RemainCo that it desires to take one of the actions described in clauses (i) through (vi) of Section 6.01(c) (a “Notified Action”), RemainCo and Air PubCo shall reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 6.01(c), unless RemainCo shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b) Rulings or Unqualified Tax Opinions Requested by Air PubCo. RemainCo agrees that at the reasonable request of Air PubCo pursuant to Section 6.01(c), RemainCo shall cooperate with Air PubCo and use reasonable efforts to seek to obtain, as expeditiously as possible, an Unqualified Tax Opinion or, in RemainCo’s sole discretion, a Ruling from the IRS, for the purpose of permitting Air PubCo to take the Notified Action. Further, in no event shall RemainCo be required to file any Ruling Request under this Section 6.03(b) unless Air PubCo represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the Air PubCo Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Air PubCo shall reimburse RemainCo for all reasonable third-party costs and expenses incurred by the RemainCo Group in filing a Ruling Request and/or obtaining a Ruling or Unqualified Tax Opinion requested by Air PubCo within ten (10) business days after receiving an invoice from RemainCo therefor.

(c) Rulings or Unqualified Tax Opinions Requested by RemainCo. RemainCo shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If RemainCo determines to obtain a Ruling or an Unqualified Tax Opinion, Air PubCo shall (and shall cause each of its Affiliates to) cooperate with RemainCo and take any and all actions reasonably requested by RemainCo in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Air PubCo shall not be required to make (or cause any of its Affiliates to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). RemainCo shall reimburse Air PubCo for all reasonable third-party costs and expenses incurred by the Air PubCo Group in connection with such cooperation within ten (10) business days after receiving an invoice from Air PubCo therefor.

(d) Air PubCo hereby agrees that RemainCo shall have sole and exclusive control over the process of obtaining any Ruling, and that only RemainCo shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 6.03(b), (i) RemainCo shall keep Air PubCo informed in a timely manner of all material actions taken or proposed to be taken by RemainCo in connection therewith; (ii) RemainCo shall (A) reasonably in advance of the submission of any Ruling Request documents provide Air PubCo with a draft copy thereof, (B) reasonably consider Air PubCo’s comments on such draft copy, (C) provide Air PubCo with a final copy and (D) RemainCo shall provide Air PubCo with notice reasonably in advance of, and Air PubCo shall have the right to attend, at its own expense, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Air PubCo nor any Affiliate directly or indirectly controlled by Air PubCo shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Distributions (including the impact of any transaction on the Distributions).

Section 6.04 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary (and in each case regardless of whether a Ruling, Unqualified Tax Opinion or waiver described in clause (1), (2) or (3) of Section 6.01(c) may have been provided), subject to Section 6.04(d), Air PubCo shall be responsible for, and shall indemnify and hold harmless RemainCo and its Subsidiaries and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition (other than pursuant to the Contribution or the Distributions) of all or a portion of Air PubCo’s stock and/or its or its Subsidiaries’ assets by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements or arrangements by Air PubCo with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distributions to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Air PubCo (or Controlled) representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by Air PubCo after the Distributions (including, without limitation, any amendment to Air PubCo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Air PubCo stock (including, without limitation, through the conversion of one class of Air PubCo Capital Stock into another class of Air PubCo Capital Stock), (iv) any act or failure to act by Air PubCo or any Air PubCo Subsidiary described in Section 6.01 (regardless whether such act or failure to act may be covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (1), (2) or (3) of Section 6.01(c) or a Board Certificate described in Section 6.01(d)) or (v) any breach by Air PubCo of its agreement and representation set forth in Section 6.01(a).

(b) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 6.04(c), RemainCo shall be responsible for, and shall indemnify and hold harmless Air PubCo and its Subsidiaries and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (i) the acquisition of all or a portion of RemainCo’s stock and/or its assets by any means whatsoever by any Person, (ii) any negotiations, agreements or arrangements by RemainCo with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distributions to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of RemainCo representing a Fifty-Percent or Greater Interest therein, (iii) any act or failure to act by RemainCo or a member of the RemainCo Group described in Section 6.02 or any breach by RemainCo of its agreement and representation set forth in Section 6.02, limited, in each case, to Tax-Related Losses arising from Taxes of the RemainCo Group for which an Air PubCo Entity is found jointly, severally or secondarily liable pursuant to the provisions of Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or non-U.S. Tax Law).

(c)

(i) To the extent that any Tax-Related Loss is subject to indemnity under more than one of Section 6.04(a) and (b), responsibility for such Tax-Related Loss shall be shared by RemainCo and Air PubCo according to relative fault.

(ii) Notwithstanding anything in Section 6.04(b) or Section 6.04(c)(i) or any other provision of this Agreement or the Separation Agreement to the contrary:

(A) with respect to (1) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in RemainCo) and (2) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distributions of any stock or assets of Air PubCo (or any of its Affiliates) by any means whatsoever by any Person or any action or failure to act by Air PubCo affecting the voting rights of Air PubCo stock, Air PubCo shall be responsible for, and shall indemnify and hold harmless RemainCo and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss; and

(B) for purposes of calculating the amount and timing of any Tax-Related Loss for which Air PubCo is responsible under this Section 6.04, Tax-Related Losses shall be calculated by assuming that RemainCo, its Group and each member of its Group (1) pays Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (2) have no Tax Assets in any relevant taxable year.

(iii) Notwithstanding anything in Section 6.04(a) or Section 6.04(c)(i) or any other provision of this Agreement or the Separation Agreement to the contrary, with respect to (1) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Air PubCo) and (2) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distributions of any stock or assets of RemainCo (or any of its Affiliates) by any means whatsoever by any Person, RemainCo shall be responsible for, and shall indemnify and hold harmless Air PubCo and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(d) With respect to any Tax-Related Losses pursuant to this Section 6.04, the Indemnitor shall pay the Indemnitee for any such Tax-Related Losses: (i) in the case of Tax-Related Losses described in clause (i) of the definition of “Tax-Related Losses,” no later than two (2) business days prior to the date the Preparing Party files, or causes to be filed, the applicable Tax Return for the year of the Internal Distribution or External Distribution, as applicable (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination, then such Indemnitor shall pay the Indemnitee no later than ten (10) business days after the date of such Final Determination) and (ii) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of “Tax-Related Losses,” no later than ten (10) business days after the date the Indemnitee pays such Tax-Related Losses.

(e) Protective Election. If RemainCo determines, in its sole discretion, that one or more protective elections under Section 336(e) of the Code and the Treasury Regulations issued thereunder and any similar provision of state or local Tax Law (each, a “Section 336(e) Election”) shall be made with respect to the Separation Transactions, Air PubCo shall (and shall cause its relevant Affiliates to) join RemainCo (and/or its relevant Affiliates) in the making of such election and shall take any action reasonably requested by RemainCo or that is otherwise necessary to give effect to such election (including making any other related election). If a Section 336(e) Election is made with respect to the Separation Transactions, then this Agreement shall be amended in such a manner, if any, as is determined by Parent in good faith to take into account such Section 336(e) Election.

(f) Goldman Sachs Indemnification Letter. Notwithstanding anything to the contrary in this Agreement, Air PubCo shall indemnify and hold harmless RemainCo and each member of the RemainCo Group and each of their respective officers, directors and employees from and against, any and all losses, claims, damages, liabilities, and reasonable and documented out-of-pocket expenses incurred by or asserted against RemainCo or any member of the RemainCo Group or any of their respective officers, directors and employees under or in connection with or otherwise related to the Goldman Sachs Indemnification Letter.

Section 7. Assistance and Cooperation.

Section 7.01 Assistance and Cooperation.

(a) The Parties shall cooperate in good faith (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates including (i) preparing and filing of Tax Returns, (ii) determining the liability for, and amount of, any Taxes due (including estimated Taxes) or the right to, and amount of, any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Party and its Affiliates available to such other Party as provided in Section 8, and providing such assistance as is commercially reasonable in connection therewith. Each of the Parties shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. In the event that a member of the RemainCo Group, on the one hand, and a member of the Air PubCo Group, on the other hand, suffers a Tax detriment as a result of a Transfer Pricing Adjustment, the Parties shall cooperate pursuant to this Section 7 to seek any competent authority relief that may be available with respect to such Transfer Pricing Adjustment. Air PubCo shall cooperate with RemainCo and take any and all actions reasonably requested by RemainCo in connection with obtaining the Tax Opinions/Rulings (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor or Tax Authority; provided that, Air PubCo shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b) Any information or documents provided under this Section 7 shall be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither RemainCo nor any of its Affiliates shall be required to provide Air PubCo, its Affiliates or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to Air PubCo, its business, assets or Affiliates and (ii) in no event shall RemainCo or any of its Affiliates be required to provide Air PubCo, its Affiliates or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that RemainCo determines that the provision of any information or documents to Air PubCo or its Affiliates could be commercially detrimental, violate any Law or agreement, or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02 Income Tax Return Information. The Parties acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by the Parties pursuant to Section 7.01 or this Section 7.02. The Parties acknowledge that failure to conform to the reasonable deadlines set by the Parties could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its respective Group required by such other Party to prepare Tax Returns, including, but not limited to, any pro forma Tax Returns required by the Preparing Party for purposes of preparing such Tax Returns. Any information or documents the Preparing Party requires to prepare such Tax Returns shall be provided in such form as the Preparing Party reasonably requests and at or prior to the time reasonably specified by the Preparing Party so as to enable the Preparing Party to file such Tax Returns on a timely basis.

Section 7.03 Reliance by RemainCo. If any member of the Air PubCo Group supplies information to a member of the RemainCo Group in connection with a Tax liability and an officer of a member of the RemainCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the RemainCo Group identifying the information being so relied upon, the chief financial officer of Air PubCo (or any officer of Air PubCo as designated by the chief financial officer of Air PubCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.04 Reliance by Air PubCo. If any member of the RemainCo Group supplies information to a member of the Air PubCo Group in connection with a Tax liability and an officer of a member of the Air PubCo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Air PubCo Group, identifying the information being so relied upon, the chief financial officer of RemainCo (or any officer of RemainCo as designated by the chief financial officer of RemainCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8. Tax Records.

Section 8.01 Retention of Tax Records. Each Party shall preserve and keep all Tax Records exclusively relating to the assets and activities of its respective Group for any Pre-Distribution Period, and RemainCo shall preserve and keep all other Tax Records relating to Taxes of the Groups for any Pre-Distribution Period, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) ten (10) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Party may dispose of such Tax Records. If, prior to the Retention Date, (a) a Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party consents in writing, then such first Party may dispose of such Tax Records upon sixty (60) business days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each such Tax Record being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60) business day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, Air PubCo determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then Air PubCo may decommission or discontinue such program or system upon ninety (90) days’ prior written notice to RemainCo and RemainCo shall have the opportunity, at its cost and expense, to copy, within such ninety (90) business day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02 Access to Tax Records. Each Party and its respective Affiliates shall make available to the other Party for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit such other Party and its Subsidiaries, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access during normal business hours, upon reasonable written notice and at the cost and expense of such other Party, to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by such other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03 Preservation of Privilege. No member of the Air PubCo Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of RemainCo (such consent not to be unreasonably withheld, conditioned or delayed).

Section 9. Tax Contests.

Section 9.01 Notice. If any Party becomes aware of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest which, if successful, could reasonably be expected to result in an indemnification obligation under this Agreement, such Party shall promptly notify the other Party in writing. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying Party is materially prejudiced as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02 Control of Tax Contests.

(a) Joint Returns. In the case of any Tax Contest with respect to any RemainCo Federal Consolidated Income Tax Return, and any other combined, consolidated, affiliated, unitary or other joint Tax Return which includes both members of the Air PubCo Group and members of the RemainCo Group, RemainCo shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.02(f) below.

(b) Pre-Distribution Period Tax Returns. Other than a Tax Contest described in Section 9.02(a), in the case of any Tax Contest with respect to any Tax Return for any Tax Period ending on or prior to the Distribution Date, the Party having the greatest liability for Taxes subject to such Tax Contest shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.02(e) and (f) below.

(c) Straddle Period Tax Returns. Other than a Tax Contest described in Section 9.02(a), in the case of any Tax Contest with respect to any Tax Return for any Straddle Period, the Party having the greatest liability for Taxes subject to such Tax Contest shall have exclusive control over such Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.02(e) and (f) below.

(d) Controlling Party. For purposes of this Agreement, in the case of any Tax Contest described in Section 9.02(a), (b) or (c), “Controlling Party” means the Party entitled to control the Tax Contest under such Sections and “Non-Controlling Party” means the other Party.

(e) Contest Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to (1) become liable to make any indemnification payment to the Controlling Party under this Agreement, (2) become obligated to make, or have a member of its Group make, a payment to the relevant Tax Authority or (3) become subject to a material increase in Taxes for any Post-Distribution Period: (i) the Controlling Party shall keep such Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest, (ii) the Controlling Party shall timely provide such Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority, (iii) the Controlling Party shall timely provide such Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest, (iv) the Controlling Party shall consult with such Non-Controlling Party and offer such Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest, and the Controlling Party shall consider any reasonable comments in good faith, and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that such Non-Controlling Party is actually harmed by such failure, and in no event shall such failure relieve such Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(f) Tax Contest Participation. Unless waived by the Parties in writing, (i) the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and such Non-Controlling Party shall have the right to attend (at its own cost and expense), any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities and (ii) the Parties shall cooperate in good faith and the Controlling Party shall consider any reasonable comments from the Non-Controlling Party in connection with any potential adjustment in a Tax Contest pursuant to which such Non-Controlling Party may reasonably be expected to (1) become liable to make any indemnification payment to the Controlling Party under this Agreement or (2) become subject to a material increase in Taxes for any Post-Distribution Period. The failure of the Controlling Party to provide such written notice specified in this Section 9.02(f) to the Non-Controlling Party shall not relieve such Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that such Non-Controlling Party is actually harmed by such failure, and in no event shall such failure relieve such Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(g) Power of Attorney. Each member of the Non-Controlling Party’s Group shall execute and deliver to the Controlling Party (or such member of the Controlling Party’s Group as the Controlling Party shall designate) any power of attorney or other similar document reasonably requested by the Controlling Party (or such designee) in connection with any Tax Contest described in this Section 9.

Section 10. Effective Date. This Agreement shall be effective as of the date hereof.

Section 11. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12. Tax Treatment of Payments. To the extent permitted by applicable Law, including the principles set forth in Arrowsmith v. Commissioner, 344 U.S. 6 (1952), unless otherwise required by a Final Determination, this Agreement or the Separation Agreement or otherwise agreed to among the Parties, for U.S. federal income tax purposes, any payment made pursuant to this Agreement shall be treated as follows: (a) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a tax-free contribution or tax-free distribution for U.S. federal income tax purposes, such payment shall be treated as a tax-free contribution or tax-free distribution, as applicable, with respect to the stock of the applicable member of the payee Group or payor Group, occurring immediately prior to the relevant transaction in the Distributions or the Contribution, as applicable; (b) to the extent the member or assets of the payor Group and the member or assets of the payee Group to which the liability for payment relates were separated in a taxable transaction for U.S. federal income tax purposes, such payment shall be treated as an adjustment to the price or amount, as applicable, of the relevant transaction in the Distributions or the Contribution, as applicable; and (c) payments of interest shall be treated as deductible by the indemnifying Party or its relevant Subsidiary and as income to the Indemnitee or its relevant Subsidiary, as applicable. In the case of each of the foregoing, no Party shall take any position inconsistent with such treatment. In the event that a Tax Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in this Section 12, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 13. Disagreements.

Section 13.01 Discussion. The Parties will, and will cause their respective Group members to, use commercially reasonable efforts to resolve in an amicable manner all disagreements and misunderstandings in connection with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any members of the Groups as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Parties shall negotiate in good faith to resolve such Dispute.

Section 13.02 Escalation. If good faith negotiations do not resolve a Dispute, then such Dispute (other than any Dispute involving computational matters or the interpretation of operative Tax Law, which shall be governed exclusively by Section 13.03) shall be resolved pursuant to the procedures set forth in Article IV of the Separation Agreement.

Section 13.03 Referral to Tax Advisor. If good faith negotiations do not resolve a Dispute involving computational matters or the interpretation of operative Tax Law, such Dispute will be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator in order to resolve the Dispute. In the event that the Parties are unable to agree upon a Tax Advisor within fifteen (15) business days following the completion of the escalation process or the event of a Dispute involving technical Tax matters, the Parties shall each separately retain an independent, nationally recognized accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Parties to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute as soon as practical, but in any event no later than thirty (30) business days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor (and the Preliminary Tax Advisors, if any). All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Parties.

Section 13.04 Injunctive Relief. Nothing in this Section 13 will prevent any Party from seeking injunctive relief if any delay resulting from the efforts to resolve a Dispute through the process set forth in this Section 13 could result in serious and irreparable injury to any Party. Notwithstanding anything to the contrary in this Agreement, RemainCo and Air PubCo are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of RemainCo and Air PubCo will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Section 13.

Section 14. Expenses. Except as otherwise provided in this Agreement, with respect to any third-party expenses incurred in connection with the preparation of Tax Returns, Tax Contests,

and other matters related to Taxes under the provisions of this Agreement for which both Parties are reasonably expected to bear any liability for Taxes under this Agreement, (i) RemainCo shall be responsible for, and shall bear, the RemainCo Fixed Ratio of such expenses, and (ii) Air PubCo shall be responsible for, and shall bear, the Air PubCo Fixed Ratio of such expenses. Except for expenses described in the immediately preceding sentence, each Party and its Affiliates shall bear their own expenses.

Section 15. General Provisions.

Section 15.01 Addresses and Notices. Each Party giving any notice required or permitted under this Agreement will give such notice in writing and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section 15.01: (a) personal delivery; (b) facsimile or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a Party is effective for purposes of this Agreement only if given as provided in this Section 15.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to RemainCo:

Madison Industries International Holdings, LLC

444 West Lake Street, Suite 4400

Chicago, IL 60606

Attention: Larry Gies

Email: [***]

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

71 S. Wacker Drive, Suite 4500

Chicago, IL 60606

Attention: Brian F. Richards

Email: [***]

If to Air PubCo:

Madison Air Solutions Corporation
444 West Lake Street, Suite 4460
Chicago, IL 60606
Attention: John Lavorato, General Counsel
Email: [***]

A Party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other Party.

Section 15.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 15.03 Waiver. The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated therein. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

Section 15.04 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 15.05 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 15.06 Further Action. Each Party shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Party and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party in accordance with Section 9.

Section 15.07 Integration. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Taxes between or among any member or members of a Party’s Group, on the one hand, and any member or members of the other Party’s Group, on the other hand. All such other agreements shall be of no further effect between the Parties and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. In the event of any inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to the subject matter hereof, the provisions of this Agreement shall control.

Section 15.08 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to Chicago, Illinois time unless otherwise expressly provided herein.

Section 15.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at Law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at Law or equity before recovering under the remedies provided in this Agreement.

Section 15.10 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

Section 15.11 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

Section 15.12 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably (and the Parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Delaware, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 15.13 Amendment. The Parties may amend this Agreement only by a written agreement signed by each Party and that identifies itself as an amendment to this Agreement.

Section 15.14 Air PubCo Subsidiaries. If, at any time, Air PubCo acquires or creates one or more subsidiaries that are includable in its Group, such subsidiaries shall be subject to this Agreement and all references to the Air PubCo Group herein shall thereafter include a reference to such subsidiaries.

Section 15.15 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the Parties (including, but not limited, to any successor of RemainCo or Air PubCo succeeding to the Tax attributes of such Party under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement.

Section 15.16 Injunctions. The Parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at Law or in equity.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of and on the date first set forth above.

MADISON INDUSTRIES INTERNATIONAL HOLDINGS, LLC:

By:
Name:
Title:

MADISON AIR SOLUTIONS CORPORATION:

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]